                                             REGISTRATION STATEMENT NO. 33-65165

    As filed with the Securities and Exchange Commission on February 2, 1996
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ----------------------

                                  FORM S-3/A
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                               ATLAS CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                              1041                              13-5503312
(State or other jurisdiction of      (Primary Standard Industrial      (I.R.S. Employer Identification No.)
incorporation or organization)       Classification Code Number)

                       370 SEVENTEENTH STREET, SUITE 3150
                             DENVER, COLORADO 80202
                                 (303) 825-1200
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                             ---------------------

          JEROME C. CAIN                                 COPIES TO:
        ATLAS CORPORATION                          JEFFREY E. COHEN, ESQ.
370 SEVENTEENTH STREET, SUITE 3150                    COUDERT BROTHERS
      DENVER, COLORADO 80202                    1114 AVENUE OF THE AMERICAS
          (303) 825-1200                          NEW YORK, NY 10036-7794

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

                              -------------------

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
    1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c)
          under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              -------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
                                                   Proposed Maximum   Proposed Maximum
      Title of Each Class         Amount to be         Offering          Aggregate           Amount of
of Securities to be Registered     Registered           Price         Offering Price    Registration Fee
--------------------------------------------------------------------------------------------------------
7% Exchangeable Debentures        U.S.$10,000,000       100%          U.S.$10,000,000   U.S.$3,448.28(2)
due October 25, 2000(1)
--------------------------------------------------------------------------------------------------------

(1) The common shares, no par value, of Granges Inc. deliverable upon exchange, or (at the option of Atlas) redemption or maturity, including acceleration, of such debentures are registered pursuant to a separate registration statement on Form S-3 (33-80511) filed by Granges Inc.

(2) Calculated pursuant to Rule 457(c) under the Securities Act of 1933.

                              -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+         Information contained herein is subject to completion or amendment.  +
+ A registration statement relating to these securities has been filed with + + the Securities and Exchange Commission. These securities may not be sold nor + + may offers to buy be accepted prior to the time the registration statement + + becomes effective. This prospectus shall not constitute an offer to sell or + + the solicitation of an offer to buy nor shall there be any sale of these + + securities in any state in which such offer, solicitation or sale would be + + unlawful prior to registration or qualification under the securities laws of +
+ any such state.                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED FEBRUARY 2, 1996

PRELIMINARY PROSPECTUS
----------------------

                               ATLAS CORPORATION

        U.S.$10 MILLION PRINCIPAL AMOUNT OF 7% EXCHANGEABLE DEBENTURES
                             DUE OCTOBER 25, 2000
          (EXCHANGEABLE FOR 4,250,000 COMMON SHARES OF GRANGES INC.,
                     SUBJECT TO ANTI-DILUTION PROVISIONS)

     This Prospectus relates to the sale from time to time (by the holders listed in the section entitled "Selling Debentureholders" and not by the Company) of U.S.$10,000,000 principal amount of 7% Exchangeable Debentures due October 25, 2000 (the "Debentures") of Atlas Corporation ("Atlas" or the "Company") exchangeable for 4,250,000 common shares, no par value, owned by Atlas (the "Granges Common Shares"), of Granges Inc. ("Granges") at an exchange rate (the "Exchange Rate") of 42.50 Granges Common Shares for each U.S.$100 principal amount of Debentures. The Exchange Rate is subject to adjustment, pursuant to the anti-dilution provisions contained in the indenture relating to the Debentures (the "Indenture"), upon certain events affecting Granges. The Debentures will be subject to redemption on or after October 25, 1998, so long as (i) the Average Market Price (as hereinafter defined) of Granges Common Shares is at least U.S.$2.94 per share, and (ii) the holder of the Debentures does not exercise its right to exchange the Debentures at any time prior to redemption, any such redemption to be made at a redemption price equal to 100% of the outstanding principal payable in cash or (at the option of Atlas), in whole or in part, in Granges Common Shares valued at the Exchange Rate. At maturity (including upon acceleration), the Debentures are repayable in cash or, in whole or (at the option of Atlas) in part, in shares of Granges Common Shares valued at 95% of their Average Market Price. "Average Market Price" means the average closing trading price of Granges Common Shares on the American Stock Exchange for a 20-day period ending one trading day prior to maturity or redemption, as the case may be.

     The Debentures are secured by a pledge of 8,474,576 Granges Common Shares. The pledged Granges Common Shares will be released from the pledge for delivery to Debenture holders (each a "Holder") for exchange or for payments on redemption or maturity and, net of such delivery or payment, will be released to Atlas in proportion to the amount of any exchanges by Holders. If Atlas elects to repay the principal amount of the Debentures in Granges Common Shares or if the anti-dilution provisions of the Indenture are triggered, the number of Granges Common Shares delivered could be higher than the number that would be delivered at the initial Exchange Rate. The number of Granges Common Shares deliverable could exceed the 8,474,576 Granges Common Shares held in escrow pursuant to the Indenture and the Escrow and Pledge Agreement.

     The Debentures may be sold hereunder from time to time by the holders listed in the section entitled "Selling Debentureholders" and not by the Company. The Company will not receive any proceeds from the sale of the Debentures by the Selling Debentureholders. See "Use of Proceeds".

     It is anticipated that the Debentures offered hereby will be sold from time to time through customary brokerage channels, either through broker-dealers acting as agents or brokers for the Selling Debentureholders or through broker-dealers acting as principals, who may then resell such Debentures on an exchange or otherwise, or through privately negotiated sales, in each case at prevailing market or other negotiated prices, or by a combination of such methods. There is no underwriting agreement with respect to the Debentures offered hereby. The Selling Debentureholders may pay commissions to designated broker-dealers for assisting in the sale of the Debentures. Any such commissions will be subject to negotiation. See "Plan of Distribution."

     The Company has agreed to bear all of the expenses incurred by it in connection with the registration of the Debentures offered hereby. Each of the Selling Debentureholders will be responsible for the payment of expenses, including brokerage fees or commissions and any transfer taxes, relating to the offer and sale of the Debentures. See "Plan of Distribution."

     There is currently no public market for the Debentures. The Company will make application to list the Debentures on the Vancouver Stock Exchange. Granges Common Shares are listed on the Toronto Stock Exchange and on the American Stock Exchange. The closing price of Granges Common Shares on January 29, 1996, as reported on the American Stock Exchange was $2.3125 per share.

     PROSPECTIVE INVESTORS ARE ADVISED TO CAREFULLY CONSIDER THE DISCUSSION OF CERTAIN FACTORS UNDER THE HEADING "RISK FACTORS" BEGINNING ON THE FOLLOWING PAGE IN EVALUATING AN INVESTMENT IN THE DEBENTURES.

                             ---------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
      SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

             The date of this Prospectus is _______________, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange and such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Certain warrants of the Company are listed on the American Stock Exchange and such reports, proxy statements and other information can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3, of which this Prospectus is a part, nor does it contain the exhibits relating thereto which Atlas has filed with such Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended June 30, 1995, Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 and Current Reports on Form 8-K filed on October 4, 1995, November 21, 1995, December 5, 1995, January 22, 1996 and on January 21, 1996 filed with the Commission (File No. 1-2714) are incorporated by reference in this Prospectus.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debentures shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein or contained in this Prospectus shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The information relating to the Company contained in this Prospectus does not purport to be comprehensive and is based upon information contained in the documents incorporated above. Accordingly, the information contained herein should be read together with the information contained in such documents.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to the Secretary of Atlas Corporation, 370 Seventeenth Street, Suite 3150, Denver, Colorado 80202 (telephone: (303) 825-1200).


                                  RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING FACTORS BEFORE PURCHASING THE DEBENTURES OFFERED HEREBY.

RECOMMENCEMENT OF OPERATIONS AT GOLD BAR

     During October 1995, Atlas reached an agreement in principle with Brown & Root, Inc. for contract mining services and a U.S.$5 million loan guarantee to be supplied by Brown & Root for use in financing the resumption of mining operations at its Gold Bar mine. Should continued negotiations fail to result in the execution of a definitive agreement, or should Atlas not close on the placement of the Debentures (see "Description of Debentures"), there can be no assurance that Atlas would be able to replace this required financial guarantee and that operations at Gold Bar could restart as currently anticipated.

LIMITED FINANCIAL RESOURCES OF ATLAS - NO REVENUES FROM MINING OPERATIONS; NO OBLIGATION ON THE PART OF GRANGES WITH RESPECT TO THE DEBENTURES

     Atlas currently has very limited working capital and, pending recommencement of its operations at its Gold Bar mine and commencement of mining at its other properties, is not generating revenues from operations. In order to fund working capital, interest and repayment obligations under the Debentures, and ongoing capital projects, Atlas anticipates it will need to raise additional funds. Any failure to raise additional funds on terms favorable to Atlas will adversely affect the business prospects and financial condition of Atlas. See the discussion under the caption "RECENT EVENTS" beginning on page -9-.

     Although Atlas' indebtedness with respect to the Debentures is secured by a pledge of 8,474,576 Granges Common Shares, there can be no assurance that the value realizable in respect of such shares in the event of any default on the Debentures will be sufficient to repay the principal and unpaid interest on the Debentures. Granges has no obligation with respect to the Debentures or amounts to be paid to Holders, nor any obligation to take into consideration for any reason the needs of Atlas or the Holders. Granges will not receive any of the proceeds from the offering of the Debentures and is not responsible for the determination of the time of, prices for or quantities of the Debentures to be issued or the redemption of the Debentures.

COMPARISON TO OTHER DEBT SECURITIES; RELATIONSHIP TO GRANGES COMMON SHARES

     The terms of the Debentures differ from those of ordinary debt securities in that the value that a Holder will receive upon the optional exchange of the Debentures is not fixed, but is based on the price from time to time of the Granges Common Shares received by the Holder.

     The opportunity for equity appreciation afforded by an investment in the Debentures is less than the opportunity for equity appreciation afforded by an investment in Granges Common Shares because the amount receivable by Holders upon exchange will only exceed the principal amount of such Debentures if the price of Granges Common Shares exceeds U.S.$2.35 per share. Because the price of Granges Common Shares is subject to market fluctuations, the exchange of the Debentures into Granges Common Shares may never be in the economic best interest of Holders.

     It is impossible to predict whether the price of Granges Common Shares will rise or fall. Trading prices of Granges Common Shares will be influenced by Granges' operational results and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the Toronto Stock Exchange and the American Stock Exchange (on which the Granges Common Shares are traded) and the market segment of which Granges is a part.

ABSENCE OF COVENANT PROTECTION

     The Indenture does not limit the Company's ability to incur additional indebtedness, or to grant liens on its assets to secure indebtedness, to pay dividends or to repurchase shares of its capital stock. The Indenture does not contain any provisions specifically intended to protect Holders in the event of a future highly leveraged transaction involving the Company except for the grant of a first priority security interest in all of the Company's right, title and interest in 8,474,576 Granges Common Shares and in all distributions on such shares triggering the anti-dilution provisions of the Indenture. The Debentures will therefore be senior to all other debt of the Company with respect to the pledged Granges Common Shares (and applicable distributions thereon) and will rank below the claims of secured debtholders with respect to other assets of the Company securing such debt. The Debentures will be of equal rank with other debt of the Company with respect to other unsecured assets of the Company and, along with other debt of the Company, will be senior to the claims of stockholders. As of September 30, 1995, the Company has secured obligations of $8,764,000 and unsecured obligations of $9,599,000.

NO PRIOR PUBLIC MARKET

     The Debentures will be listed on the Vancouver Stock Exchange. At present there is no established trading market for the Debentures. There can be no assurance as to the liquidity of the market that may develop for the Debentures, the ability of Holders to sell their Debentures or the prices at which Holders would be able to sell their Debentures. The Debentures could trade at prices that are higher or lower than the prices at which they were purchased depending on many factors, including prevailing interest rates, the Company's and Granges' operating results and the markets for similar securities.

NATURE OF MINERAL EXPLORATION AND PRODUCTION

     Atlas and Granges (the "Companies") are each involved in the exploration for and mining of gold. Exploration for and, if warranted, mining of minerals such as gold are highly speculative and involve greater risks than many other businesses. The business requires very large capital expenditures in advance of anticipated revenues from operations. There is no assurance that the Companies will always be able to obtain all of the financing that they require on acceptable terms and conditions in order to exploit available opportunities. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. The grade of ore mined may differ from that indicated by drilling results. Such a variation can have an adverse impact on production results. The reliability of estimates of future production is also affected by such factors as weather, strikes, environmental factors and the risks arising from political or social forces. Uncertainties as to the metallurgical amenability of any minerals discovered may not warrant the mining of these minerals on the basis of available technology. Mining operations are also subject to a number of other hazards and risks such as encountering unusual or unexpected formations, environmental pollution, industrial accidents, rock movements and folding, many of which cannot be insured against.

     Some of the mines in which the Companies own an interest are operated through joint ventures with other mining companies. Any failure of such other companies to meet their obligations to the Companies with respect to such joint ventures or to third parties could have a material adverse effect on the joint ventures.

RESERVES

     The reserves included in the Companies' public filings are primarily estimates prepared by management. No assurance can be given that all available reserves will be recovered by mining and not all of the gold contained in minable reserves will be recovered in the course of mining. A significant downward movement in the price of gold may render deposits containing relatively lower grades of gold mineralization uneconomic. Moreover, short-term factors relating to the ore reserves, such as the need for orderly development of ore bodies or the processing of new or different grades, may impair the profitability of a mine in any particular accounting period.

EXPLORATION AND ACQUISITION PROGRAM

     The Companies continually expand their reserves through exploration and through acquisition of properties which are in production or have mineral potential. The Company continues to examine a number of business combination strategies with other mining companies and the acquisition of equity interests in companies owning properties in production or with mineral potential. There are a number of risks inherent in any exploration program, relating to the discovery and location of economic orebodies, the development of appropriate metallurgical processes, the receipt of necessary governmental permits and the construction of mining and milling facilities. In addition, few properties which are explored are developed into producing mines and those which are developed require at least two to five years from the initial phases of drilling until commercial production is achieved.

FLUCTUATION IN THE PRICE OF GOLD

     Because the Companies' revenues are derived primarily from the sale of gold, earnings are directly related to gold prices. Gold prices fluctuate widely and are affected by numerous factors beyond the Companies' control, including expectations for inflation, the relative exchange rate of the dollar, global and regional demand, political and economic conditions, expectations for inflation and production costs in major gold producing regions including South Africa and Russia. In addition, gold prices have on occasion been subject to very rapid short-term changes due to speculative activities of investors. Gold prices are also affected by worldwide production levels, which have increased in recent years. Market price fluctuations of gold may render uneconomic the mining of mineral deposits containing relatively lower grades of mineralization.

UNCERTAINTY OF TITLE

     Certain of the Companies' mining properties are unpatented mining claims, and the Companies have only possessory title with respect to such properties. The validity of unpatented mining claims is often uncertain and may be contested. Although the Companies have attempted to acquire satisfactory title to their respective properties, the Companies, in accordance with mining industry practices, in certain cases have not obtained title opinions and title insurance with respect to unpatented claims, with the attendant risk that title, particularly on undeveloped properties, may be defective.

COMPETITIVE CONDITIONS

     The acquisition of precious metals mining projects is subject to intense competition. The Companies compete with other companies in connection with the acquisition, exploration and development of the mining properties that comprise their various projects. Companies with greater financial resources, larger staff and labor forces, more equipment for exploration and development and greater experience may be in a better position than the Companies to compete for such mineral properties.

     The Companies compete with substantially larger companies in the production and sale of gold and other minerals. No single competitor is a material factor in these markets, however. Prices depend almost entirely upon market conditions over which the Companies have no control. The Companies believe that they can promptly sell at market prices all the gold they can produce for either present or future delivery.

GOVERNMENT REGULATION

     The Companies' mining operations are subject to various laws and regulations concerning prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, environmental protection, mine safety and other matters in both the United States and Canada. Instances of noncompliance or the enactment of new laws or regulations governing the operations and activities of mining companies could have a material adverse impact on the Companies. The Company believes that it is in compliance with all such laws and regulations.

     Legislation and other proposals have been introduced in the U.S. Congress that would alter the provisions of the Mining Law of 1872. If enacted, such legislation could increase the cost of holding unpatented mining claims and could materially impair the abilities of companies to develop mineral reserves on unpatented mining claims. Under the terms of certain Federal budget proposals and proposed legislation, the ability of mining companies to obtain a patent on unpatented claims would be nullified or substantially impaired. Moreover, certain forms of such proposals contain provisions for the payment of royalties to the federal government in respect of production from unpatented mining claims, which could materially and adversely affect the potential for development of such claims and the economics of operating existing mines on federal unpatented mining claims. Such proposed royalties are, however, expected to affect neither the existing reserves at Gold Bar, which under current legislative proposals would be grandfathered due to earlier filed patent applications, nor the Commonwealth property in central Arizona optioned from Harvest Gold Corporation, which is comprised of patented claims.

ENVIRONMENTAL MATTERS

     Both existing environmental laws and regulations and environmental laws and regulations enacted and adopted in the future may have a significant impact upon the Companies' future operations. The Companies cannot now accurately predict or estimate the impact of any such existing or future laws or regulations on their operations. In connection with their mining and processing activities, the Companies are required to comply with various U.S. and Canadian federal, provincial, state and local laws and regulations pertaining to the discharge of materials into the environment or otherwise relating to the protection of the environment. Instances of noncompliance or the enactment of new laws or regulations could have a material adverse impact on the Companies. The Company believes that it is in compliance with all such current laws and regulations.

DEPENDENCE ON KEY PERSONNEL; POTENTIAL CONFLICTS OF INTEREST

     A number of the executive officers and personnel of the Companies have considerable expertise in the mining business. The loss of the services of any one or more of these executive officers and personnel could have an adverse effect upon the Companies. For Atlas, these executive officers and personnel are David J. Birkenshaw, Chairman and Chief Executive Officer, Gerald E. Davis, President and Richard E. Blubaugh, Vice President -Environmental and Governmental Affairs. For Granges, these executive officers and personnel are Michael B. Richings, President and Chief Executive Officer, Paul N. Wright, Vice President, Mining and Project Development and A.J. Ali, Vice President, Finance and Chief Financial Officer.

     Certain of the directors and officers of each of the Companies are also directors and officers of other natural resource companies. Conflicts may arise between the obligations of these directors and officers to the Companies and such other natural resource companies, and between the obligations of such directors and officers toward the Company and Granges where such individuals are officers and/or directors of both of the Companies. David J. Birkenshaw, Chairman and Chief Executive Officer of the Company is a director of Granges and is chairman of Phoenix Financial Holdings Inc. ("Phoenix"). Gerald E. Davis, President of Atlas, is Vice Chairman and Chief Executive Officer of Phoenix. In addition to Mr. Birkenshaw and Mr. Davis, the remaining officers of Atlas also serve as officers of Phoenix. Michael B. Richings, President and Chief Executive Officer of Granges, is a director of Atlas. See the discussions under "RELATIONSHIP BETWEEN THE COMPANY AND GRANGES" beginning on page -8-, and under "RECENT EVENTS" beginning on page -9-.

CONTINUING OPERATING LOSSES

     While certain of the Companies' mining properties may be operated at a profit during a given fiscal period, the Companies' operations as a whole may be unprofitable due to exploration, development, and operating costs on other properties. Other items that may adversely affect profitability include selling expenses, general and administrative costs, allowances for depreciation, depletion and amortization of assets, and interest expense. The Company reported net losses of $19,776,000 and $1,743,000 for the year ended June 30, 1995 and the three month period ended September 30, 1995, respectively. The Company reported a deficit of $63,216,000 and $64,959,000 as of June 30, 1995 and September 30, 1995, respectively.

NO DIVIDENDS

     For the foreseeable future, it is anticipated that each of the Companies will use earnings, if any, to finance their respective growth and that dividends will not be paid to shareholders.

CERTAIN TAX MATTERS

     In the event that a U.S. Holder exchanges his Debenture for Granges Common Shares, such Holder should recognize gain or loss equal to the difference between the fair market value of the Granges Common Shares received and such Holder's adjusted tax basis in the Debenture. Such gain or loss should generally be long-term capital gain or loss if the Holder holds the Debenture as a capital asset and the Holder's holding period for the Debenture exceeds one year. The Holder's tax basis in the Granges Common Shares received in the exchange should be equal to the fair market value of such shares. The Holder's holding period for such Granges Common Shares would begin on the date of the exchange.

     Subject to the discussion below regarding the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a Non-U.S. Holder of a Debenture should generally not be subject to U.S. Federal income tax on any gain realized in connection with the exchange of his Debenture for Granges Common Shares unless
(i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the U.S. or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual as to the U.S. and holds the Debenture as a capital asset, such Non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the exchange and either (a) such Non-U.S. Holder's "tax home" for U.S. Federal income tax purposes is in the U.S. or (b) the gain is attributable to an office or other fixed place of business maintained in the U.S. by such Non-U.S. Holder. However, a Non-U.S. Holder who is an individual and who is present in the U.S. for 183 days or more in a taxable year should, in most circumstances, be treated as a resident alien and, if so treated, should be subject to U.S. Federal income tax on his worldwide income without regard to the previous sentence.

     Notwithstanding the discussion above, if a Non-U.S. Holder's gain or loss upon the exchange of a Debenture for Granges Common Shares were subject to FIRPTA, such gain or loss would be treated as effectively connected with a U.S. trade or business engaged in by such Non-U.S. Holder and thus would be subject to U.S. Federal income tax accordingly (including, generally, a 10% withholding tax on the proceeds of the exchange). Assuming that Atlas's Common Stock, in addition to being listed on the New York Stock Exchange, is "regularly traded" on such Exchange within the meaning of the FIRPTA regulations, then, in general, a Non-U.S. Holder should not be subject to FIRPTA with respect to an exchange of Debentures for Granges Common Stock so long as (i) on the last date Debentures were acquired by such Non-U.S. Holder, all Debentures held by such Non-U.S. Holder did not have a fair market value greater than the fair market value on that date of 5% of Atlas's Common Stock and (ii) such Non-U.S. Holder does not beneficially own more than 5% of the total fair market value of the Debentures during certain relevant periods. Otherwise, the potential application of FIRPTA to a Non-U.S. Holder's gain or loss on an exchange of a Debenture for Granges Common Shares is uncertain in a number of respects and is dependent, in part, on the Non-U.S. Holder's particular circumstances.

     On December 7, 1995 the Clinton Administration proposed a package of amendments to the Internal Revenue Code of 1986, as amended (the "Code"), one of which (the "Proposal") appears to be directed at the U.S. Federal income tax treatment of certain purported debt instruments payable in stock of the issuer or certain "related parties," as specifically defined in the Proposal. However, given Atlas' less-than-fifty percent ownership interest in Granges (see "Relationship Between the Company and Granges"), the Proposal should not affect the U.S. Federal income tax treatment of the Debentures, since Granges should not be considered a "related party" with respect to Atlas for purposes of the Proposal. In the event that the Proposal was enacted into law and was amended to apply to instruments payable in stock of unrelated parties (such as the Debentures), Atlas would not be allowed any deduction for any interest paid or accrued with respect to the Debentures. Such a disallowance of the deduction for interest expense with respect to the Debentures likely would increase the taxable income (and tax expense) of Atlas, but should not affect the U.S. Federal income tax treatment of a holder of Debentures.

     PROSPECTIVE INVESTORS IN ALL JURISDICTIONS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, EXCHANGE AND OTHER DISPOSITION (AS APPLICABLE) OF THE DEBENTURES AND THE GRANGES COMMON SHARES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL AND OTHER UNITED STATES OR FOREIGN TAX LAWS.

                                  THE COMPANY

     Atlas is a mining company which is principally engaged in the business of exploring for, producing and selling gold. The Company is a Delaware corporation with its principal offices located at 370 Seventeenth Street, Suite 3150, Denver, Colorado 80202 (telephone number (303) 825-1200). Incorporated in 1923, the Company first traded on the New York Stock Exchange in 1937. The Company's primary mining asset is the Gold Bar mine, located near Eureka, Nevada.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges is computed as follows (all amounts in U.S. dollars):

                                                                                     fiscal year ended:
                                                            -----------------------------------------------------------------
                                       Three        Three          1995          1994          1993         1992         1991
                                      months       months
                                       ended        ended
                                     9/30/95      9/30/94
-----------------------------------------------------------------------------------------------------------------------------
Fixed Charges
  . Interest expenses                 94,000      116,000       316,000       562,000        79,000      331,000      214,000
  . Interest capitalized
    during period                          0            0             0             0       428,000    1,415,000    1,763,000
  . Portion of rent expense
    representative of interest        20,222       53,146       159,713       180,195       297,081      222,967      193,401
                                  -------------------------------------------------------------------------------------------
                                     114,222      169,146       475,713       742,195       804,081    1,968,967    2,170,401
Earnings
  . Income (Loss) from
    continuing operations
    before income taxes           (1,743,000)  (3,757,000)  (20,397,000)  (12,040,000)  (27,589,000)  (7,177,000)  (2,483,000)
  . Fixed charges per above          114,222      169,146       475,713       742,195       804,081    1,968,967    2,170,401
  . Less interest capitalized
    during period                          0            0             0             0      (428,000)  (1,415,000)  (1,763,000)
  . Current period amortization
    of interest capitalized
    in prior periods                       0            0             0             0       336,000      681,000      736,000
                                  -------------------------------------------------------------------------------------------
                                  (1,628,778)  (3,587,854)  (19,921,287)  (11,297,805)  (26,876,919)  (5,942,033)  (1,339,599)

Earnings are inadequate to
cover fixed charges.  The
amount of the coverage
deficiency is:                     1,743,000    3,757,000    20,397,000    12,040,000    27,681,000    7,911,000    3,510,000


                                    GRANGES

     Granges is a mining company engaged in the exploration for and the acquisition, development and operation of mineral properties in North America, Central America and South America. Granges is incorporated under the laws of the Province of British Columbia, Canada and its common shares are listed on The Toronto Stock Exchange and the American Stock Exchange. Granges' principal mining asset and source of cash flow and earnings is the Crofoot/Lewis mine in Nevada, which produces gold and by-product silver. Granges also owns 41% of the issued common shares of Zamora Gold Corp., a Canadian company engaged in mineral exploration in Ecuador.

     The authorized capital of Granges consists of 1,500,000,000 shares divided into 750,000,000 Common shares ("Granges Common Shares") without par value and 750,000,000 Preferred shares ("Preferred Shares") without par value.

     Each holder of record of Granges Common Shares is entitled to one vote for each Granges Common Share held on all matters requiring a vote of shareholders, including the election of directors. There are no preferences, conversion rights, pre-emptive rights or subscription rights attached to the Granges Common Shares. In the event of the liquidation, dissolution, or winding up of Granges, the holders of Granges Common Shares are entitled to participate pro rata in the assets of Granges available for distribution after satisfaction of the claims of creditors. Shares ranking in priority to the Granges Common Shares, other than the Preferred Shares, with respect to such matters as redemption, return of capital, dividends or voting may be created by a special resolution passed by not less than three quarters of the votes cast at a meeting of the shareholders of Granges.

     The Preferred Shares are issuable from time to time in one or more series, and the directors of Granges may by resolution fix the number of Preferred Shares in, and determine the designation of, each series and the special rights and restrictions attached to each series subject to the special rights and the restrictions attached to the Preferred Shares as a class as set forth in the memorandum of Granges. The Preferred Shares as a class are entitled to preference over the Granges Common Shares with respect to the payment of dividends and the distribution of assets of Granges in the event of the liquidation, dissolution or winding up of Granges or in the event of any other distribution of assets of Granges among its shareholders for the purpose of winding up its affairs, and the Preferred Shares of each series may be given such other preference, not inconsistent therewith, over the Granges Common Shares determined in the case of each series authorized to be issued by the directors. To date, no series of the Preferred Shares have been created by the directors of Granges and no Preferred Shares are issued or outstanding.

    Investors should carefully examine the discussion of possible resale restrictions under the caption "Granges Common Shares" beginning on page -18-.


                  RELATIONSHIP BETWEEN THE COMPANY AND GRANGES

     In August of 1994 Atlas completed the purchase of 12,694,200 shares of Granges Inc. On such date, such shares represented 37.2 percent of the issued and outstanding shares of Granges. The purchase price was Cdn. $4.00 per share (U.S.$2.80) or an aggregate purchase price of Cdn. $50.8 million (U.S.$35.8 million). As a result of the subsequent amalgamation on May 1, 1995 of Granges and its 50.5 percent owned subsidiary, Hycroft Resources & Development Corporation ("Hycroft"), Atlas' interest in the amalgamated entity was reduced to its present level of 27.7 percent.

     If all of the Debentures were to be exchanged for Granges Common Shares at the Exchange Rate, Atlas' interest in Granges (assuming the total number of outstanding shares of Granges Common Shares remained constant) would be reduced to 18.4 percent.

     Pursuant to an agreement dated May 13, 1994 as amended by a subsequent agreement dated February 24, 1995, Atlas agreed that, following the amalgamation of Granges with Hycroft, which Atlas agreed to support, (i) Atlas would vote its common shares of Granges in favor of a slate of eleven directors who would constitute the first Board of Granges from and after its amalgamation with Hycroft, (ii) that the number of directors would be reduced to an agreed slate of nine from and after October 1, 1995, (iii) that Atlas would vote its Granges Common Shares in favor of such nine directors at the first post-amalgamation annual general meeting of Granges in 1996, and (iv) Michael B. Richings, then President of Atlas, would become President and Chief Executive Officer of Granges, subject to approval of the Granges Board, on October 1, 1995. The agreement also provides for Atlas and Granges to establish a special committee of the Granges Board of Directors to review and advise the Board on joint exploration ventures, the development of a South American program and the exchange of technical information. The agreement entitles Atlas to representation on the Board of Granges proportionate with Atlas' percentage shareholding of Granges.

     Mr. Richings became President and Chief Executive Officer of Granges effective June 1, 1995, and in connection therewith resigned his position as President of Atlas, although he remains on the board of directors of Atlas. Both Mr. Richings and David J. Birkenshaw, Chairman and Chief Executive Officer of Atlas, serve on both the Board of Atlas and the Board of Granges.

GRANGES REGISTRATION STATEMENT

     Pursuant to an agreement dated November 10, 1995 (the "Granges Registration Agreement"), Granges has agreed to register for resale under the Securities Act the Granges Common Shares to be delivered upon exchange of the Debentures or (at the option of Atlas) upon redemption or maturity (including acceleration) of the Debentures (the "Underlying Shares"). The Granges Registration Agreement provides that, as soon as reasonably practicable, Granges will file a registration statement under the Securities Act registering the Underlying Shares for resale and will also file all required state securities filings so that the registration statement becomes effective on or before February 9, 1996. If that deadline is not met, Granges is required to use its best efforts to do so after February 9, 1996. The Granges Registration Agreement also provides that Granges will maintain the registration statement for three years after the latest date on which Underlying Shares are acquired by holders of Debentures ("Holders"), or such earlier time when all of the Underlying Shares have been sold under the registration statement, provided that Granges may, upon notice, temporarily suspend sales under the registration statement during any reasonable period in which its board of directors determines, in good faith, that because of material corporate changes, it would not be feasible to maintain a current prospectus during such period. In such an event, Granges is obligated, at the earliest possible time, to take all necessary steps to update the prospectus disclosure and notify Holders that exercise of the exchange right under the registration statement may resume. Granges has filed the registration statement on Form S-3 (33-80511) and it is expected to go effective simultaneously with this registration statement. The Granges Registration Agreement requires the Company to pay Granges the reasonable expenses of Granges in connection with preparing, filing and keeping effective the registration statement and otherwise in connection with the offering.

     In a separate indemnification agreement the Company has agreed to indemnify and hold harmless Granges and its officers and directors and each other person, if any, who controls Granges within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities and expenses (including any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which it or they may become subject under the Ontario or British Columbia Securities Acts, the Securities Act, the United States Securities Exchange Act of 1934, as amended, or any other federal, provincial or state statutory law or regulation, or at common law or otherwise in Canada or the United States insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any misrepresentation or untrue statement or alleged untrue statement of a material fact contained in (a) any private placement offering memorandum in connection with the Special Warrants (as hereinafter defined), (b) any preliminary or final prospectus filed with the securities commissions of Ontario or British Columbia in connection with the Offering or (c) any registration statement filed with the Securities and Exchange Commission of the United States and with any state securities or "blue sky" administrators in any states thereof by the Company or Granges in connection with offers, sales and resales of the Granges Shares under any such offering memorandum, prospectus or registration statement, or the omission or alleged omission to state in any such offering memorandum, prospectus or registration statement a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made by Granges or made therein in reliance upon and in conformity with written information furnished by Granges to the Company specifically for use in connection with the preparation thereof, or in reliance upon and in conformity with (whether by incorporation by reference or otherwise) information contained in Granges' filings under Canadian or United States federal, provincial or state securities laws or regulations.

                                 RECENT EVENTS

     The Company currently anticipates capital requirements of $10,000,000 to resume mining operations at the Gold Bar Property. With a current gold reserve of 2.7 million tons at an average grade of 0.07 ounces of gold per ton, containing approximately 187,000 ounces, average annual gold production is estimated at 52,000 ounces over a three-year period. There can be no assurance that such estimates can be obtained. See the discussion under the caption "Reserves" on page -4-. On October 24, 1995, the Company signed a letter of intent with Brown & Root Inc., a contract mining company, establishing terms for a contract mining services agreement. In addition to contract mining services, the letter of intent provides for a $5,000,000 guarantee of project financing in return for a 20 percent nonoperating net profits interest in the project subject to a minimum payment of $500,000 and a maximum payment of $1,500,000. Contingent upon the successful conclusion of such negotiations and closing on the sale of the Debentures, the Company anticipates resuming mining operations at Gold Bar in early 1996. In addition to the project financing provided for in the letter of intent, the Company intends to use approximately $5,000,000 of the proceeds of the sale of the Special Warrants (as hereinafter defined) to fund the initial capital, mining and startup costs incurred during the first six months of operations. The Company anticipates the resumption of milling operations and the recognition of mining revenue during the seventh month following the resumption of mining operations. The Company intends to use the remaining proceeds from the sale of the Special Warrants to repay its $2,000,000 loan from First Marathon Inc. (see "Description of Debentures"), for exploration and development of its other properties (approximately $1,200,000) and for working capital and transaction fees (the remaining amount of approximately $1,800,000).

     On December 19, 1995, the Company executed an exploration joint venture agreement with Granges, effective as of September 29, 1995, with respect to approximately thirty four square miles of the Company's Gold Bar claim block located near Eureka, Nevada. The terms of the agreement will call for Granges to spend U.S.$2.25 million on exploration and development within three years on the approximately 1,190 claims included in the area of interest at the rate of U.S.$625,000 in each of the first two years and U.S.$1 million in the third year. Granges will be able to terminate the agreement prior to the end of any year. In addition, to earn a 50% undivided interest in not more than fifteen square miles within the area of interest, Granges must complete an independent reserve report recommending development of a deposit containing a mineable reserve in excess of 300,000 ounces of gold. If a reserve study has not been completed within the first three years, Granges has an option to earn a 50% interest in a reduced three square mile area by spending an additional U.S.$1 million in each of the next succeeding two years and completing a reserve study. Atlas has retained a two percent net smelter royalty on all claims not currently carrying third party royalties. Atlas has agreed to make available to the venture, at the time of Granges' earn in, milling throughput rights of not less than 50% of the capacity of Atlas' existing Gold Bar mill.

     On November 29, 1995, the Company purchased approximately 12.2 million of the outstanding common shares of Phoenix Financial Holdings Inc. ("Phoenix", ticker symbol CDN:PGML.A,PGML.B), comprising 51% of the total issued shares of Phoenix, for U.S.$1.3 million. With the purchase, the Company assumed board control of Phoenix with David J. Birkenshaw, Chairman and Chief Executive Officer of Atlas, appointed Chairman of Phoenix and Gerald E. Davis, Atlas' President, being appointed Vice Chairman and Chief Executive Officer of Phoenix. Mr. Birkenshaw had previously been Chairman of Phoenix from June 1991 until his resignation in March, 1995. On January 16, 1996 the Company and Phoenix executed a letter agreement providing for the purchase by Phoenix of all the issued and outstanding shares of Atlas Perlite, Inc. ("API"), a wholly owned subsidiary of Atlas. The only asset of API is the Tucker Hill Perlite Project, located in Lake County, Oregon. Tucker Hill is one of the largest domestic deposits of perlite, an industrial mineral used in building products, filter materials and as a soil additive. The letter agreement calls for the payment to Atlas of U.S.$1,000,000 cash, the equivalent of U.S.$1,000,000 in Phoenix common shares and the retention by Atlas of a royalty equivalent to 2 percent of the gross proceeds generated from the sale of minerals from Tucker Hill.

     Because the letter agreement is between related parties, its consummation is subject to regulatory approval, the approval of a special committee of independent board members of Phoenix, and approval of a majority of the minority shareholders of Phoenix at an upcoming Annual and Extraordinary Meeting of the shareholders. An independent technical report on Tucker Hill assets as well as an independent valuation of the Tucker Hill Project and the Phoenix shares have been initiated to verify the fairness of the transaction. Although the Company expects that the agreement will be consummated, there can be no assurance that all required approvals will be obtained. With the issuance of the additional Phoenix shares to Atlas, the Company's ownership position in Phoenix would increase to approximately 68 percent.

     On January 30, 1996, the NRC released the draft Environmental Impact Statement ("EIS") and draft Technical Evaluation Report ("TER") regarding the Company's reclamation proposal for its former uranium mill site located near Moab, Utah. Atlas' proposed reclamation plan consists of contouring the tailings pile to allow for the natural drainage of precipitation and the addition of an earth and rock cover. The current EIS process is being used by the NRC to evaluate the impact to the environment of the proposed plan and of the alternative proposal. The TER is being used to evaluate compliance with NRC's technical and safety criteria.

     In the draft EIS, the NRC staff's preliminary conclusion is that Atlas' proposal to reclaim the pile in place is acceptable and less costly than the alternative. TER has identified 20 items which need to be addressed prior to final plan approval. The requisite studies necessary to address the majority of these items, especially those of a technical nature, have recently been completed and are supportive of the proposed plan. The public comment period on both documents will be sixty days.


                                USE OF PROCEEDS

     All of the Debentures offered hereby are to be issued for no additional consideration to holders of currently outstanding Special Warrants (as hereinafter defined). The Debentures will be sold by the Selling
Debentureholders for their own accounts and no proceeds from the sale of the Debentures will be received by the Company.


                            SELLING DEBENTUREHOLDERS

     The Debentures offered hereby consist of U.S.$10,000,000 of Debentures to be issued on exercise of special warrants originally offered to U.S. investors under Regulation D of the Act and outside the U.S. under Regulation S of the Act.

     The following table lists the amount of Debentures beneficially owned by each of the Selling Debentureholders, the amount of Debentures being offered by each hereunder and the amount of Debentures to be owned by each after this offering. None of the Selling Debentureholders has had any position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three years.

y
                                                       Amount            Amount          Amount
                                                  Prior to Offering  to be Offered   After Offering
                                                  -----------------  --------------  --------------

     James Capel Channel Islands Nominees Ltd.         U.S.$100,000    U.S.$100,000        0
     Robert Fleming & Co. Ltd.                         U.S.$400,000    U.S.$400,000        0
     BPI Capital Management Corp.                    U.S.$1,500,000  U.S.$1,500,000        0
     Gabelli Gold Fund Inc.                            U.S.$200,000    U.S.$200,000        0
     Calabria Trust                                     U.S.$10,000     U.S.$10,000        0
     Rita L. Agnese, Living Trust                       U.S.$10,000     U.S.$10,000        0
     Pietro Agnese Trust                                U.S.$30,000     U.S.$30,000        0
     Pamela Hallisey                                   U.S.$112,000    U.S.$112,000        0
     Richard Hallisey                                  U.S.$112,000    U.S.$112,000        0
     Continental Casualty Company                    U.S.$2,000,000  U.S.$2,000,000        0
     International Maongozi                            U.S.$500,000    U.S.$500,000        0
     Dynamic Precious Metals Fund                    U.S.$1,000,000  U.S.$1,000,000        0
     Altamira Management Ltd.                        U.S.$1,000,000  U.S.$1,000,000        0
     Karglia Investments Inc.                          U.S.$100,000    U.S.$100,000        0
     Silverton International Fund Limited              U.S.$400,000    U.S.$400,000        0
     CPP (Canada) LP                                 U.S.$1,000,000  U.S.$1,000,000        0
     AFM (Canada) LP                                   U.S.$200,000    U.S.$200,000        0
     North Pole Capital Investments Ltd.               U.S.$400,000    U.S.$400,000        0
     Indian Investment Limited                         U.S.$112,000    U.S.$112,000        0
     795229 Ontario Inc.                               U.S.$244,200    U.S.$244,200        0
     Euroswiss Securities Limited                      U.S.$379,800    U.S.$379,800        0
     Hemery Nominees Limited                           U.S.$190,000    U.S.$190,000        0


      All of the aforesaid Debentures are included in the offering to which this Prospectus relates. Each Selling Debentureholder will determine individually the timing and amount of any sale or sales of Debentures covered by this prospectus which are held by such Selling Debentureholder.


                              PLAN OF DISTRIBUTION

     The Company will make application to list the Debentures on the Vancouver Stock Exchange. The Company has been advised that the Debentures offered hereby by the Selling Debentureholders will be sold from time to time by such Selling Debentureholders, at the discretion of each Selling Debentureholder, through customary brokerage channels, either through broker-dealers acting as agents or brokers for the Selling Debentureholders or through broker-dealers acting as principals who may then resell such Debentures on an exchange or otherwise, or through privately negotiated sales, in each case at prevailing marketing or other negotiated prices, or by a combination of such methods. There is no underwriting agreement with respect to the Debentures offered by the Selling Debentureholders. The Selling Debentureholders may pay commissions to designated broker-dealers for assisting in the sale of the Debentures. Any such commissions will be subject to negotiation. The Selling Debentureholders and any broker-dealers acting as principals who may purchase shares from the Selling Debentureholders and then resell such Debentures, on an exchange or otherwise, may be deemed to be statutory "underwriters" within the meaning of the Securities Act.


                           DESCRIPTION OF DEBENTURES

     Pursuant to the provisions of a certain underwriting agreement dated as of October 25, 1995 by and among the Company, Yorkton Securities Inc. and First Marathon Securities Ltd. (the "Underwriting Agreement"), the Company, on November 10, 1995, issued U.S.$10 million of special warrants (the "Special Warrants") exercisable for a like principal amount of Debentures on or before the earlier of: (i) the first business day which is twelve months after November 10, 1995, or (ii) the fifth business day following the date upon which the Company files (or causes to be filed): (a) a preliminary prospectus and (final) prospectus in the Provinces of Ontario and British Columbia qualifying the distribution of the Debentures upon exercise of the Special Warrants and causes receipts to be issued therefor; (b) a registration statement or registration statements under the Securities Act registering for resale the Debentures and the Granges Shares and makes them effective, and files (or causes to be filed) all required filings with state securities or "blue sky" administrators in the states where the holders of such securities propose to offer and sell the Debentures or Granges Shares and makes them effective; and (c) a registration statement under the 1934 Act registering the class of Debentures under Section 12(b) of the 1934 Act and makes it effective (the requirements of clauses (a) through (c) being collectively the "Qualification and Registration Requirements"). All Special Warrants not exercised prior to that date will be deemed to be exercised on such date without further action or notice on the part of the holders thereof.

     Pursuant to the Underwriting Agreement, the proceeds of the sale of the Special Warrants are being held in escrow until the exercise or deemed exercise of the Special Warrants. Should the Qualification and Registration Requirements not be met on or before February 9, 1996, holders of Special Warrants may, until 5 p.m. on February 19, 1996 (or, if that is not a business day, the next succeeding business day), tender their Special Warrants to the trustee for the Special Warrants for retraction and cancellation at a cash price of $105 per $100 face amount of Special Warrant, such price to be paid from the escrowed proceeds. The Company must provide additional funds for retraction and cancellation payments, should the escrowed proceeds be insufficient. Each Special Warrant not so tendered and outstanding thereafter will entitle the holder to receive, upon exercise or deemed exercise, $110 principal amount of Debentures, without the payment of any additional consideration.

     The Company has entered into a loan agreement with First Marathon Inc. with respect to obtaining a short-term secured loan of U.S.$2,000,000 at an interest rate of 1.25% per month, such loan to be repayable by the earlier of February 15, 1996 or the fifth business day following the completion of the requirements set forth in the first paragraph under "Listings and Registrations" below. In consideration of entering into the loan agreement, the Company paid First Marathon Inc. commitment and out of pocket fees totaling U.S.$120,000. The Company has pledged as security approximately 2.4 million common shares of Dakota Mining Corporation, approximately 4.2 million shares of Granges Inc. and up to fifty percent of the Granges Shares currently held in escrow as security for the Debentures should they be released from escrow before repayment of the loan. The Company intends to repay the First Marathon Loan with a portion of the net proceeds from the Debentures.

     Pursuant to the Underwriting Agreement, the Debentures will be issued, upon exercise or deemed exercise of the Special Warrants, under an indenture with Chemical Bank as trustee (the "Indenture"). Capitalized terms used in this DESCRIPTION OF DEBENTURES and not otherwise defined shall have the meaning specified in the Indenture. With respect to each Debenture:

PRINCIPAL AND INTEREST

     The Company will pay to the Holder, the principal sum stated on the Debenture certificate in United States Dollars plus accrued and unpaid interest in cash (or at the Company's option, evidenced by an Officers' Certificate (as hereinafter defined) of the Company received by the Trustee not less than two Business Days prior to October 25, 2000, the principal may be repaid, in whole or in part, but in any case on a pro-rata basis to all holders of outstanding Debentures under the Indenture, in shares of Granges Common Shares valued at ninety five percent of the then per share market price of Granges Common Shares, such market price to be calculated by the Company as the average closing trade price of Granges Common Shares on the American Stock Exchange, or, if Granges Common Shares are not then listed on the American Stock Exchange, the stock exchange or over-the-counter market upon which the Granges Common Shares are traded which, in aggregate, has the highest dollar trading volume, during the twenty consecutive trading days ending on the last trading day prior to October 25, 2000, or, should Granges Common Shares not be traded on any stock exchange or over-the-counter market, then ninety five percent of the per share fair value of Granges Common Shares over such twenty-day period as determined in good faith by an investment banking firm retained in good faith by the Company and which is a member of the New York Stock Exchange or the Toronto Stock Exchange and as set forth in an Officers' Certificate of the Company received by the Trustee promptly after October 25, 2000) on October 25, 2000 (or, in the case of any payment, in whole or in part, in Granges Common Shares, such cash and stock shall be paid on or within five Business Days of October 25, 2000, payment by such time to be deemed made on October 25, 2000, or, in the case of acceleration of maturity on the date delivery of Granges Common Shares is made) and to pay interest in cash on the principal thereof, retroactively from October 25, 1995, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually in arrears on May 1 and November 1 in each year (an "Interest Payment Date"), commencing May 1, 1996, at the rate of 7% per annum, until October 25, 2000, and at the rate of 7% per annum on any overdue principal and, to the extent permitted by law, on any overdue interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name the Debenture (or one or more Predecessor Debentures) is registered at the close of business on the Regular Record Date for such interest, which shall be the April 15 or October 15 (whether or not a Business
Day) next preceding such Interest Payment Date. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder in whose name the Debenture (or one or more Predecessor Debentures) is registered on such Regular Record Date and may either be paid to the Person in whose name the Debenture (or one or more Predecessor Debentures) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Payments of principal shall be made upon the surrender of the Debenture at the option of the Holder at the Corporate Trust Office of the Trustee, or at such other office or agency of the Company as may be designated by it for such purpose, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts by United States Dollar check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register maintained by the Trustee, or, upon written application by the Holder to the Security Registrar (currently the Trustee) setting forth wire instructions not later than fifteen days prior to the relevant payment date, by transfer to a United States Dollar account (such transfer to be made only to a Holder of an aggregate principal amount of Debentures in excess of U.S.$500,000) maintained by the payee with a bank in The City of New York (or in whole or in part by shares of Granges Common Shares as applicable). Payment of interest on the Debenture may be made by United States Dollar check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or, upon written application by the Holder to the Security Registrar setting forth wire instructions not later than the relevant Record Date, by transfer to a United States Dollar account (such transfer to be made only to a Holder of an aggregate principal amount of Debentures in excess of U.S.$500,000) maintained by the payee with a bank in The City of New York.

     In any case where the due date for the payment of the principal or interest on the Debenture or the last day on which the Holder of the Debenture has a right to exchange the Debenture shall not be a Business Day, then payment of principal or interest or delivery for exchange of the Debenture need not be made on or by such date at such place but may be made on or by the next succeeding Business Day with the same force and effect as if made on the date for such payment or the date fixed for redemption, or by such last day for exchange, and no interest shall accrue for the period after such date.

     The Debentures are issuable in denominations of U.S.$100 and integral multiples of U.S.$100 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Debentures are exchangeable for a like aggregate principal amount of Debentures of any authorized denominations as requested by the Holder surrendering the same upon surrender of the Debenture or Debentures to be exchanged, (a) at the Corporate Trust Office of the Trustee or at such other office or agency of the Company as may be designated by it for such purpose or (b) at such other offices or agencies as the Company may designate (each a "Transfer Agent"). The Transfer Agent will then forward such surrendered Debentures (together with any payment surrendered therewith) to the Trustee who in turn will issue the new Debentures.

EXCHANGE

     Subject to and upon compliance with the provisions of the Indenture, the Holder is entitled, upon provision, if applicable, of certification regarding compliance with applicable securities laws, at his option evidenced by written notice to the Trustee received not less than seven days prior to the date of exercise (except that such seven-day notice shall be waived in case such notice is provided within seven days of a Redemption Date), at any time after November 10, 1995 and on or before the close of business on October 25, 2000, or in case the Debenture is called for redemp tion until and including, but (unless the Company defaults in making the payment due upon redemption) not after, the close of business on the Redemption Date, to exchange the Debenture (or any portion of the principal amount thereof) into fully paid and nonassessable shares of Granges Common Shares at an initial Exchange Rate of
42.50 shares of Granges Common Shares per U.S.$100 principal amount of Debentures (or at the current adjusted Exchange Rate if an adjustment has been made as provided in the Indenture) by surrender of the Debenture, duly endorsed or assigned to the Company or in blank together with the exchange notice thereon, duly executed, to the Company at the Corporate Trust Office of the Trustee or at such other office or agency of the Company as may be designated by it for such purpose (each an "Escrow Agent"). The Company shall thereafter deliver to the Holder (together with the cash payment of any accrued and unpaid interest or any cash adjustment, as provided in the Indenture) the fixed number of shares of Granges Common Shares into which the Debenture is exchangeable and such delivery will be deemed to satisfy the Company's obligation to pay the principal amount of the Debenture. No fractions of shares or scrip representing fractions of shares will be issued on exchange, redemption or maturity but instead of any fractional interest (calculated to the nearest 1/100th of a share) the Company shall pay a cash adjustment as provided in the Indenture.

     In the event of redemption or exchange in part only, a new Debenture or Debentures for the unredeemed or unexchanged portion will be issued in the name of the Holder.

REDEMPTION

     The Debentures are subject to redemption, in whole or in part, at the option of the Company on or after October 25, 1998 so long as the Average Market Price of Granges Common Shares is at least U.S.$2.94 per share, upon not more than 60 nor less than 30 days' notice to the Holders prior to the Redemption Date, at a Redemption Price equal to 100% of the principal amount plus accrued and unpaid interest to the Redemption Date, such payment to be made in cash or, at the Company's option, upon not less than 20 days notice to the Holders prior to the Redemption Date, the principal payable on such redemption may be paid in whole or in part, but in any case on a pro-rata basis to all Holders of outstanding Debentures under the Indenture being redeemed, in Granges Common Shares (such cash and stock to be delivered to Holders on or before five Business Days after the Redemption Date, payment by such time to be deemed made on the Redemption Date) valued at the Exchange Rate, initially set at 42.50 shares of Granges Common Shares per U.S.$100 principal amount of Debentures (but subject to adjustment as provided in the Indenture), provided, however, that interest installments on Debentures whose Stated Maturity is on or prior to such Redemption Date will be payable in cash to the Holders of such Debentures, or one or more Predecessor Debentures, of record at the close of business on the relevant Record Dates, all as provided in the Indenture; and provided further that payments of principal and accrued and unpaid interest, if any, upon redemption or exchange of any Debenture shall be made only upon delivery to the Company of such certifications as the Company may reasonably require to comply with any applicable laws or regulations. The term "Average Market Price" means the average closing trading price of Granges Common Shares on the American Stock Exchange (or, if Granges Common Shares are not then listed on the American Stock Exchange, the stock exchange or over-the-counter market upon which the Granges Common Shares are traded which, in aggregate, has the highest dollar trading volume) during a 20 consecutive trading day period ending on the last trading day prior to the date upon which the Company gives notice, pursuant to Section 1104 of the Indenture, of its option to redeem. Should Granges Common Shares not be traded on any stock exchange or over-the-counter market, then the Debentures shall not be subject to redemption until so traded.

     Notice of redemption will be given by mail to Holders at least once not more than 60 nor less than 30 days prior to the Redemption Date as provided in the Indenture.

SECURITY INTEREST

     No sinking fund is provided for the Debentures. The Company's obligations under the Debentures and the Indenture are secured, pursuant to the Indenture and an escrow and pledge agreement (the "Escrow and Pledge Agreement") with Chemical Bank as Trustee and with Chemical Bank as escrow agent (the "Escrow Agent"), by a pledge of Granges Common Shares owned by the Company (the "Exchange Property") in the amount of 1 Granges Common Share for each U.S.$1.18 of principal amount of Special Warrants issued pursuant to the Underwriting Agreement, or a maximum of 8,474,576 shares. In the event of any reduction of the principal amount of Debentures outstanding, as evidenced by the delivery to the Trustee by the Company of Debentures for cancellation, the Exchange Property held by the Escrow Agent shall be reduced in the same proportion as the principal amount of the Debentures was so reduced, provided, that the Escrow Agent shall retain a sufficient amount of Exchange Property to exchange all Debentures then outstanding on the basis of the then applicable Exchange Rate and the other terms and provisions of the Indenture, and the Company shall, upon Company Request, be entitled to any excess Exchange Property created by such reduction net of any Exchange Property delivered in connection with any reduction caused by an exchange for Granges Common Shares.

     If Atlas elects to redeem or repay the principal amount of the Debentures in Granges Common Shares or if the anti-dilution provisions of the Indenture are triggered, the number of Granges Common Shares delivered could be higher than the number that would be delivered at the initial Exchange Rate. The number of Granges Common Shares deliverable could exceed the 8,474,576 Granges Common Shares held in escrow pursuant to the Indenture and the Escrow and Pledge Agreement.

ANTI-DILUTION PROVISIONS

     The Exchange Rate is subject to adjustment upon certain events affecting the capital structure of Granges as provided in Section 1204 of the Indenture.

     In case Granges, at any time or from time to time after November 10, 1995, shall declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of other or additional stock or other securities or property or options by way of dividend or spinoff, reclassification, recapitalization, merger or consolidation in which Granges is the continuing or resulting corporation, or similar corporate rearrangement) on the Granges Common Shares, other than a regular periodic cash dividend declared out of accumulated earnings of Granges or enter into any agreement for the issuance of Granges Common Shares (or securities convertible into or exchangeable for Granges Common Shares) at a cash price per share (or having a conversion or exchange price per share) less than the Average Market Price (the date upon which the Company announces its intention to make such issuance being the relevant record date), then, and in each such case, the Exchange Rate in effect immediately prior to the close of business on the record date fixed for the determination of the persons entitled to receive such dividend or distribution shall be adjusted, effective as of the close of business on such record date, by multiplying such Exchange Rate by the quotient obtained by dividing (all amounts being calculated to the nearest cent or 1/100 of a share, as the case may be) the Average Market Price in effect on such record date, by such Average Market Price less the amount of such dividend or distribution (as determined in good faith by the Board of Directors of the Company) applicable to one Granges Common Share.

     As used in the preceding paragraph, the term "Average Market Price" means the average closing trading price of Granges Common Shares on the American Stock Exchange (or, if Granges Common Shares are not then listed on the American Stock Exchange, the stock exchange or over-the-counter market upon which the Granges Common Shares are traded which, in aggregate, has the highest dollar trading volume) during a 20 consecutive trading day period ending one day prior to the record date fixed for the determination of the persons entitled to receive such dividend or distribution. Should Granges Common Shares not be traded on any stock exchange or over-the-counter market, then "Average Market Price" shall mean the fair value of Granges Common Shares over such twenty-day period as determined in good faith by an investment banking firm retained in good faith by the Company and which is a member of the New York Stock Exchange or the Toronto Stock Exchange.

     In case Granges, at any time or from time to time after November 10, 1995, shall effect a subdivision of the outstanding Granges Common Shares into a greater number of Granges Common Shares (by reclassification or except by payment of a dividend in Granges Common Shares), then, and in each such case, the Exchange Rate in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased to reflect such transaction, as determined by the Board of Directors of the Company.

     In case the outstanding shares of Granges Common Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Granges Common Shares, the Exchange Rate in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased to reflect such transaction, as determined by the Board of Directors of the Company.

     All determinations by the Board of Directors of the Company shall be made in good faith with due regard to the interests of the Holders, and in accordance with good financial practice.

     In case Granges (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation in such consolidation or merger, or (ii) shall permit any other person to consolidate with or merge into Granges and Granges shall be the continuing or surviving person but, in connection with such consolidation or merger, the Granges Common Shares shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) shall transfer all or substantially all of its properties or assets to any other person, or (iv) shall effect a capital reorganization or reclassification of the Granges Common Shares, then, and in each such case, the Company shall execute and deliver to the Trustee a supplemental indenture, and to the Escrow Agent a supplement to the Escrow and Pledge Agreement, providing that, upon the basis and the terms and in the manner provided in this paragraph, each Holder, upon the exercise of any exchange privilege at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, shall be entitled to receive at the aggregate Exchange Rate in effect at the time of such consummation for all Granges Common Shares issuable upon such exchange immediately prior to such consummation, in lieu of the Granges Common Shares issuable upon such exchange prior to such consummation, the stock and other securities, cash and property to which such Holder would have been entitled upon such consummation if such Holder had exercised its exchange privilege hereunder immediately prior thereto, provided, however, that such Holder (i) is not a Person with which Granges consolidated or into which Granges merged or which merged into Granges or to which such conveyance, transfer or lease was made, as the case may be (a "Constituent Person"), or an Affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, transfer or lease (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, transfer or lease is not the same for each Granges Common Share held immediately prior to such consolidation, merger, conveyance, transfer or lease by other than a Constituent Person or any Affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-Electing Shares"), then for the purpose of this Section the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, transfer or lease by the holders of each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares), and in each case subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for herein.

     Notice of any such supplemental indenture shall as soon as practicable be filed with the Escrow Agent and mailed by or on behalf of the Company to the Holders at their last addresses as they shall appear on the Security Register.

     Neither the Trustee nor the Escrow Agent shall be under any responsibility to determine the correctness of any provisions contained in any such supplemental indenture relating either to the kind or amount of shares of stock or securities or property or cash receivable by the Holders upon the exchange of their Debentures after any such consolidation, merger, sale or transfer or to any adjustment to be made with respect thereto.

     No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent in the Exchange Rate; provided, however, that any such adjustments which are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     In case any event shall occur as to which the provisions of Section 1204 of the Indenture are not strictly applicable but the failure to make an adjustment would not fairly protect the exchange rights represented by the Indenture and the Debentures in accordance with the essential intent and principles of that Section, then, in each such case, the Company shall appoint a firm of independent certified public accountants of recognized national standing (which may be the regular independent auditors of the Company), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 1204 of the Indenture, necessary to preserve, without dilution, the exchange rights represented by the Indenture and the Debentures. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holders and shall make the adjustments described therein.

     In the case of any adjustment or readjustment in the Granges Common Shares issuable upon the exchange of Debentures, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms of the Indenture and prepare a report setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company will forthwith mail a copy of each such report to the Trustee and to each Holder, and will, upon the written request at any time of such Holder, furnish to each Holder a like report setting forth the Exchange Rate at the time in effect and showing how it was calculated. The Company will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by each Holder or any prospective purchaser of Debentures designated by a Holder.

     Distributions giving rise to an adjustment to the Exchange Rate shall become Exchange Property subject to the lien of the Indenture. In the event that any increase in the Exchange Rate shall cause the aggregate amount of Granges Common Shares deliverable upon exchange of all outstanding Debentures to exceed the number of Granges Common Shares constituting Exchange Property, the amount of any such excess shall be satisfied by apportioning to each Holder, in proportion to the principal amount of outstanding Debentures held, such Exchange Property as is not Granges Common Shares.

TAXES

     Subject to Section 313(d) of the Indenture, any and all payments shall be made subject to deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto including (i) United States withholding taxes applicable to the payment of interest to a Holder (including United States withholding taxes applicable to payments to a Holder claiming that it is entitled to an exemption or relief from such withholding taxes if such Holder does not comply with the requirements of
Section 313(d) of the Indenture) and (ii) any tax or charge arising from the transfer of ownership of Debentures or the registration of Debentures in a name other than that of the prior Holder (all such expenses being referred to as "Taxes"). Except as specifically provided in the Indenture, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein.

     Section 313(d) of the Indenture provides that the Company shall, until six months after the applicable statute of limitations with respect to the relevant Taxes expires, maintain a record of the identity of any Person who held a beneficial interest in the Debentures. To the extent applicable to such Person, and to the extent such Person wishes to claim the benefits of Section 313, such Person shall provide to the Company its name and address and shall certify to the Company that (i) it is entitled to receive payments of interest subject to the portfolio interest exemption from United States withholding tax on interest pursuant to Sections 871(h) and 881(c) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3) of the Code, (iii) it is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3), (iv) it is not a United States person, citizen or resident, and (v) it is not licensed to conduct a banking business or to accept deposits from members of the public and, in fact, does not accept such deposits, and such Person shall have undertaken to provide to the Company such tax forms, including a

     Certificate of Foreign Status (Internal Revenue Service Form W-8), as may reasonably be requested from time to time by the Company to ensure the availability to such Person of such exemption from United States withholding tax on interest pursuant to Sections 871(h) and 881(c) of the Code. In the event that such a Person is unable to provide the certifications set forth in the previous sentence, it shall provide to the Company, if applicable, a properly completed U.S. Internal Revenue Service Form 1001 and shall certify to the Company that it is entitled to receive interest subject to a reduced U.S. withholding tax rate, or a properly completed Form 4224 and shall certify to the Company that it is entitled to receive interest without deduction of U.S. withholding taxes. Such certification by each such Person on such Form 1001 shall be accompanied by a copy of a Certificate of Foreign Status (Internal Revenue Service Form W-
     8) duly executed by the Person named in such certification or Form. Such Person shall also provide to the Company from time to time any other documentation or information required by the Code and the regulations, rulings and forms pertaining thereto or to any successor provision, or by any other provision of law, with respect to any such applicable exemption from United States withholding tax on interest or reduction in the rates thereof with respect to payments to be made.

               If any Taxes are assessed against the Company or the Trustee with respect to payments previously made hereunder, the Holder of any Debenture in respect of which such Taxes were assessed shall, and each such Holder, by his acceptance of the Debenture, agrees to, promptly, upon demand, pay such Taxes directly to the entity imposing such Taxes or, in case that the Company or Trustee, as the case may be, shall have already made such payment, shall repay the full amount of such Taxes so paid, and each such Holder, by his acceptance of the Debentures further agrees that amounts not so repaid shall be paid directly to the Company or Trustee, as the case may be, and not to the Holder out of the amount of any interest or principal payable to such Holder hereunder as such payments become due or out of the amount of any Granges Common Shares otherwise deliverable to such Holder upon exchange at the time such exchange takes place, whether or not such payments or Granges Common Shares are deliverable in respect of the Debenture in respect of which Taxes were paid, until such amount shall have been fully repaid.

     LISTINGS AND REGISTRATIONS

               As provided in the Indenture, the Company shall, for the benefit of Holders, as soon as practicable, file (or cause to be filed): (i) a preliminary prospectus and final prospectus (the "Prospectus") in the Canadian Provinces of Ontario and British Columbia qualifying the distribution of the Debentures and (ii) a registration statement or registration statements (the "1933 Registration Statement") under the Securities Act of 1933, as amended, registering the Debentures and the underlying shares of Granges Common Shares for resale, and shall also file (or cause to be filed) all required filings with state securities or "blue sky" administrators in the states where the Holders of the Debentures propose to offer and sell the Debentures and the underlying Granges Common Shares (the "Blue Sky Filings"). Subject to the following paragraph, the Company shall use its best efforts to cause receipts to be issued by the securities commissions in Ontario and British Columbia for the (final) Prospectus and to cause the 1933 Registration Statement and Blue Sky Filings to become effective not later than February 9, 1996 (the "Qualification Deadline") and to cause the 1933 Registration Statement and the Blue Sky Filings to remain effective and current until the date which is three years after the latest date on which Granges Common Shares are acquired pursuant to the Indenture by Holders; provided, however, that the Company may, upon notice to the Holders temporarily suspend sales under the 1933 Registration Statement during any reasonable period in which its board of directors determines, in good faith, that because of material corporate changes, it would not be feasible to maintain a current prospectus during such period, provided, further, that in such event, the Company will, at the earliest possible time thereafter, take all necessary steps to update the prospectus disclosure and notify the Holders that sales under the 1933 Registration Statement may resume. The Company shall further, as soon as practicable, file (or cause to be filed) with the United States Securities and Exchange Commission a registration statement (the "1934 Registration Statement") under the Exchange Act, registering the Debentures under
     Section 12(b) of the Exchange Act, and to cause the 1934 Registration Statement to become effective not later than the Qualification Deadline and to remain effective throughout the term of the Debentures.

               The Prospectus, the 1933 Registration Statement, the Blue Sky Filings and the 1934 Registration Statement shall collectively be referred to hereinafter as the "Registration Filings". In the event that the Registration Filings are not made effective (or, in the case of the (final) Prospectus, the securities commissions in Ontario and British Columbia have not issued receipts therefor) on or before the Qualification Deadline, the Company shall, unless all Special Warrants are retracted and cancelled pursuant to the Underwriting Agreement, be obligated to complete the Registration Filings and to make such filings effective as soon as practicable after the Qualification Deadline and cause the 1933 Registration Statement, the Blue Sky Filings and the 1934 Registration Statement to remain effective for the period set forth herein.

               The Company will cause the Debentures to be listed, posted and called for trading on the Vancouver Stock Exchange (and will use its best efforts to have the Debentures listed, posted and called for trading on the New York Stock Exchange or such other U.S. securities exchange as is acceptable to the Underwriters) not later than the earlier of either (i) the fifth Business Day following the date upon which the requirements of the paragraph above have been fulfilled or (ii) the first Business Day which is twelve months after November 10, 1995. The Company will maintain such listings throughout the term of the Debentures.

     TRANSFER

               As provided in the Indenture and subject to certain limitations therein set forth, the transfer of Debentures is registrable on the Security Register upon surrender of a Debenture for registration of transfer (a) at the Corporate Trust Office of the Trustee or at such other office or agency of the Company as may be designated by it for such purpose, or (b) subject to any laws or regulations applicable thereto and to the right of the Company to terminate the appointment of any Transfer Agent, at the offices of the Transfer Agents described in the Indenture or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder thereof or its attorney duly authorized in writing, and thereupon one or more new Debentures, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith.

               The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Debenture is registered, as the owner thereof for all purposes, whether or not the Debenture is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     EVENTS OF DEFAULT

               An "Event of Default" under the Indenture occurs by either: (1) default in the payment of interest when due and payable, and continuance of such default for a period of 30 days; or (2) default in the payment of the principal of any Debenture within the 5-day period of time after maturity in the case of payments in whole or in part in Granges Common Shares; or
     (3) default in the performance or observance, or breach, of any term, covenant, warranty or agreement of the Company in the Debentures or the Indenture, and continuance of such default or breach for a period of 60 days after written notice of such failure, requiring the Company to remedy the same and stating that such notice is a "Notice of Default", shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Debentures; or (4) (a) failure by the Company to pay when due an aggregate amount in excess of U.S.$500,000 or the equivalent thereof in any other currency in respect of any outstanding indebtedness and the continuance of such failure beyond any applicable grace period provided for in the terms of such indebtedness, or (b) default by the Company with respect to outstanding indebtedness, which default results in the acceleration of indebtedness in an aggregate amount in excess of U.S.$500,000 or the equivalent thereof in any other currency, without, in the case of (a) or (b), such indebtedness having been discharged or such payment default or acceleration, as the case may be, having been cured, waived, rescinded or annulled within a period of 10 days after written notice thereof by or on behalf of the holders of such indebtedness; provided, however, that if, prior to the entry of judgment in favor of any trustee with respect to any indebtedness or in favor of any holder of any indebtedness or other representative of the holders thereof, such failure or default under such indenture or instrument shall be remedied or cured by the Company, or waived by or on behalf of the holders of such indebtedness, and such acceleration (if applicable) shall be rescinded, then the Event of Default shall be deemed likewise to have been remedied, cured or waived; or
     (5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under Federal bankruptcy law or any other applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or (6) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under Federal bankruptcy law or any other applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment or taking possession of a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

               Upon qualification of the Indenture under the Trust Indenture Act of 1939, the Company will be required to certify at least annually to the Trustee as to compliance with all conditions and covenants under the indenture. Additionally, upon any application or request by the Company to the Trustee or the Principal Paying Agent to take any action under any provision of the Indenture, the Company must furnish to the Trustee or the Principal Paying Agent, as the case may be, a certificate signed by certain officers of the Company (an "Officers' Certificate") stating that all conditions precedent, if any, provided for in the Indenture relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with. The Officers' Certificate must include: (1) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto; (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; and (3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with.

     MODIFICATIONS

               The rights of Holders are subject to modification by supplemental amendments to the Indenture. Supplemental amendments may be made with or without the consent of Holders. Modifications may be made by the Company upon consent of the Trustee without the consent of Holders: (1) to evidence the succession of another person or entity to the Company's obligations under the Debentures or the Indenture; (2) to add to the covenants of the Company for the benefit of Holders; (3) to effectuate certain anti-dilution provisions regarding the Exchange Rate; (4) to cure any ambiguity or contradiction in the Debentures or the Indenture; or (5) to comply with regulatory requirements. Modifications made by the Holders may be made upon the written consent of a majority in principal amount of outstanding Debentures or by a vote of 2/3 at a meeting of Holders. Notwithstanding the foregoing, certain modifications may only be made with the consent of the Holder of each Debenture so affected. These modifications include changes to the maturity or interest payment dates, changes in the interest rate of the Debentures and any waiver of a default in the payment of interest or principal.

     GOVERNING LAW

               The Indenture and the Debentures shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

     GRANGES COMMON SHARES

               The Granges Common Shares have no par value. Each holder of record of Granges Common Shares is entitled to one vote for each Granges Common Share held on all matters requiring a vote of shareholders, including the election of directors. There are no preferences, conversion rights, pre-emptive rights or subscription rights attached to the Granges Common Shares. In the event of the liquidation, dissolution, or winding up of Granges, the holders of Granges Common Shares are entitled to participate pro rata in the assets of Granges available for distribution after satisfaction of the claims of creditors. Shares ranking in priority to the Granges Common Shares, other than the Preferred Shares, with respect to such matters as redemption, return of capital, dividends or voting may be created by a special resolution passed by not less than three quarters of the votes cast at a meeting of the shareholders of Granges.

               Unless and until any Granges Common Shares (i) shall become freely transferable as a result of: (1) having been acquired in exchange for Debentures pursuant to an effective registration statement of Granges, covering the resale of Granges Common Shares, under the 1933 Act, or (2) having been acquired in exchange for Debentures by a non-U.S. Person (not acting on behalf of a U.S. Person) in accordance with the provisions of Regulation S, provided, that the person acquiring such Granges Common Shares in exchange for Debentures delivers a certificate to the Trustee, certifying that the Debentures were not exchanged by or on behalf of a U.S. Person and certifying that it is not exercising its right to acquire Granges Common Shares in exchange for Debentures within the United States, and provided, further, that the address to which the Granges Common Shares is delivered upon exchange of the Debentures is not within the United States; or (ii) the Trustee shall have received from the Holder an opinion of counsel having substantial experience under the 1933 Act and otherwise reasonably satisfactory to the Company that the legends on the Granges Common Shares may be removed, such certificate representing Granges Common Shares delivered pursuant to the Indenture shall bear the following restrictive legend:

     THE SECURITIES COVERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE 1933 ACT UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE OR REGISTRATION IS OTHERWISE NOT REQUIRED PURSUANT TO REGULATION S, AS EVIDENCED BY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY.

                                    TRUSTEE

               Chemical Bank (the "Trustee"), a New York banking corporation with no material relationship with the Company or its affiliates, serves as trustee under the Indenture.

               The Holders of a majority in principal amount of the outstanding Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction is not in conflict with any rule of law or with the Indenture and could not involve the Trustee in personal liability. The Trustee may take any other action it deems proper not inconsistent with such direction or the Indenture. The Trustee is nevertheless under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the Trustee in compliance with such request or direction, nor is the Trustee required to expend or risk its own funds or other wise incur any financial liability in the performance of any of its duties, or in the exercise of any of its rights or powers, if it has reasonable grounds to believe that repayment or adequate indemnity against such risk or liability is not reasonably assured to it.


                                    EXPERTS

               The consolidated financial statements of Atlas Corporation appearing in Atlas Corporation's Annual Report (Form 10-K) for the year ended June 30, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      SEC Registration fee...................................  U.S.$  3448.28
      Printing...............................................  U.S.$    1,550*
      Trustee and registrar's fees...........................  U.S.$    3,000*
      Accounting fees and expenses...........................  U.S.$   10,000*
      Legal fees and expenses................................  U.S.$   25,000*
                                                               --------------
                                                        TOTAL  U.S.$42,998.28
                                                               ==============

-----------------
* Estimated amount

All of such expenses are to be borne by the Registrant.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote of stockholders or disinterested directors or otherwise.

In accordance with Section 145 of the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant contains the following provisions with respect to indemnification of directors, officers, employees or agents of the Registrant and with respect to limitations on the personal liability of directors of the Registrant:

       NINTH: (b) No person shall be liable to the Corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by him as a director or officer of the Corporation in good faith, if such person (i) exercised or used the same degree of care and skill as a prudent man would have exercised or used under the circumstances in the conduct of his own affairs, or (ii) took, or omitted to take, such action in reliance upon advice of counsel for the Corporation or upon statements made or information furnished by officers or employees of the Corporation which he had reasonable grounds to believe or upon a financial statement of the Corporation prepared by an officer or employee of the Corporation in charge of its accounts or certified by a public accountant or firm of public accountants.

           (d) To the full extent permitted by subsections (a), (b) and (e) of
       Section 145 of the General Corporation Law of Delaware or any successor provisions thereto, (1) the Corporation shall (A) indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by such person in connection with such action, suit or proceeding and (B) pay expenses incurred by such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, and (2) the Corporation may (A) indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that
                                      II-1
       such person is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) judgments, fines and amounts paid in settlements actually and reasonably incurred by such person in connection with such action, suit or proceeding and (B) pay expenses incurred by such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The foregoing indemnification and advancement of expenses provisions shall not be deemed exclusive of any other rights to indemnification or advancement of expenses to which any such person may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise. Any change in law that purports to restrict the ability of the Corporation to indemnify or advance expenses to any such person shall not affect the Corporation's obligation or right to indemnify and advance expenses to any such person with respect to any action, claim, suit or proceeding that occurred or arose, or that is based on events or acts that occurred or arose, prior to such change in law.

           FIFTEENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing provision of this Article FIFTEENTH shall not apply to the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
       Section 174 of the General Corporation Law of the State of Delaware or
       (iv) for any transaction from which the director derived an improper personal benefit. This Article FIFTEENTH shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article FIFTEENTH became effective.

The foregoing provisions of the Certificate of Incorporation grant indemnification to directors, officers and other agents of the Company in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS.

EXHIBIT
NO.       DESCRIPTION OF EXHIBIT
-------   ----------------------
4.1       Indenture dated as of November 10, 1995 between the Company and
          Chemical Bank as Trustee (filed as Exhibit 4.1 to the Company's
          Registration Statement on Form S-3 (33-65165) as filed with the
          Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

4.2       Escrow and Pledge Agreement dated as of November 10, 1995 between the
          Company and Chemical Bank as Trustee and Chemical Bank as Escrow Agent
          (filed as Exhibit 4.2 to the Company's Registration Statement on Form
          S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

5.1       Opinion of Coudert Brothers (filed as Exhibit 5.1 to the Company's
          Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

23.1      Consent of Ernst & Young LLP.

24.1 Power of Attorney of Directors and Officers is included in the signature page to this Registration Statement.

25.1      Form T-1, Statement of Eligibility under the Trust Indenture Act of
          1939 of Chemical Bank, dated as of November 13, 1995 (filed as Exhibit
          25.1 to the Company's Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities
          Act of 1933 and incorporated herein by reference).

25.2      Amendment to exhibit 7 to Form T-1, Statement of Eligibility under the
          Trust Indenture Act of 1939 of Chemical Bank, dated as of November 13,
          1995.

99.1 Underwriting Agreement dated as of October 25, 1995 by and among the Company, Yorkton Securities Inc. and First Marathon Securities Ltd regarding the distribution of special debenture warrants exercisable for 7% Exchangeable Debentures due October 25, 2000 of the Company
          (filed as Exhibit 99.1 to the

          Company's Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.2 Special Warrant Indenture dated November 9, 1995 between the Company and The Montreal Trust Company of Canada containing terms and conditions governing the issue and exercise of special debenture warrants exercisable for 7% Exchangeable Debentures due October 25, 2000 of the Company (filed as Exhibit 99.2 to the Company's Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.3 Granges Registration Agreement dated as of November 10, 1995 between the Company and Granges Inc. (filed as Exhibit 99.3 to the Company's Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.4 Indemnification Agreement dated as of November 15, 1995 between the Company and Granges Inc. (filed as Exhibit 99.4 to the Company's Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.5 Loan Agreement dated as of November 27, 1995 between the Company and First Marathon Inc. (filed as Exhibit 99.5 to the Company's Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.6 Pledge Agreement dated as of November 27, 1995 between the Company and First Marathon Inc. (filed as Exhibit 99.6 to the Company's Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.7 Option Agreement between the Company and Harvest Gold Corporation signed September 13, 1995 (filed as Exhibit 99.7 to the Company's Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.8 Purchase and Sale Agreement dated October 25, 1995 between the Company and Independence Mining Company Inc. (filed as Exhibit 99.8 to the Company's Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.9 Registration Rights Agreement dated October 25, 1995 between the Company and Independence Mining Company Inc. (filed as Exhibit 99.9 to the Company's Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.10 Agreement between the Company and Brown & Root, Inc. dated October 23, 1995 (filed as Exhibit 99.10 to the Company's Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

     ITEM 17.  UNDERTAKINGS.

     A.   The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado,
     on                  .

                                 ATLAS CORPORATION

                                 By:  /s/ David J. Birkenshaw
                                      -------------------------------------
                                      Name:   David J. Birkenshaw
                                      Title:  Chairman and Chief Executive
                                              Officer

       Know All Men By These Presents, that each person whose signature appears below constitutes and appoints David J. Birkenshaw, Gerald E. Davis and Jerome C. Cain, severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, severally, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                          Title                     Date
          ---------                          -----                     ----

       /s/ DAVID J. BIRKENSHAW      Chairman of the Board
      ------------------------      and Chief Executive Officer
      David J. Birkenshaw           (Chief Executive Officer)


       /s/ MICHAEL B. RICHINGS      Director
      ------------------------
      Michael B. Richings

       /s/ DOUGLAS R. COOK          Director
      --------------------
      Douglas R. Cook

       /s/ JAMES H. DUNNETT         Director
      ---------------------
      James H. Dunnett

      /s/  DAVID P. HALL            Director
      ------------------
      David P. Hall

      /s/  PHILIP R. MENGEL         Director
      ---------------------
      Philip R. Mengel

       /s/ C. THOMAS OGRYZLO        Director
      ----------------------
      C. Thomas Ogryzlo

       /s/ JEROME C. CAIN           Treasurer and Secretary
      -------------------           (Principal Financial Officer)
      Jerome C. Cain

       /s/ JAMES R. JENSEN          Controller
      --------------------          (Principal Accounting Officer)
      James R. Jensen

                               INDEX TO EXHIBITS

EXHIBIT
NO.       DESCRIPTION OF EXHIBIT
-------   ----------------------
4.1       Indenture dated as of November 10, 1995 between the Company and
          Chemical Bank as Trustee (filed as Exhibit 4.1 to the Company's
          Registration Statement on Form S-3 (33-65165) as filed with the
          Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

4.2       Escrow and Pledge Agreement dated as of November 10, 1995 between the
          Company and Chemical Bank as Trustee and Chemical Bank as Escrow Agent
          (filed as Exhibit 4.2 to the Company's Registration Statement on Form
          S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

5.1       Opinion of Coudert Brothers (filed as Exhibit 5.1 to the Company's
          Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

23.1      Consent of Ernst & Young LLP.

24.1 Power of Attorney of Directors and Officers is included in the signature page to this Registration Statement.

25.1      Form T-1, Statement of Eligibility under the Trust Indenture Act of
          1939 of Chemical Bank, dated as of November 13, 1995 (filed as Exhibit
          25.1 to the Company's Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities
          Act of 1933 and incorporated herein by reference).

25.2      Amendment to exhibit 7 to Form T-1, Statement of Eligibility under the
          Trust Indenture Act of 1939 of Chemical Bank, dated as of November 13,
          1995.

99.1 Underwriting Agreement dated as of October 25, 1995 by and among the Company, Yorkton Securities Inc. and First Marathon Securities Ltd regarding the distribution of special debenture warrants exercisable for 7% Exchangeable Debentures due October 25, 2000 of the Company
          (filed as Exhibit 99.1 to the Company's Registration Statement on Form
          S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.2 Special Warrant Indenture dated November 9, 1995 between the Company and The Montreal Trust Company of Canada containing terms and conditions governing the issue and exercise of special debenture warrants exercisable for 7% Exchangeable Debentures due October 25,
          2000 of the Company (filed as Exhibit 99.2 to the Company's
          Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.3 Granges Registration Agreement dated as of November 10, 1995 between the Company and Granges Inc. (filed as Exhibit 99.3 to the Company's
          Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.4      Indemnification Agreement dated as of November 15, 1995 between the
          Company and Granges Inc. (filed as Exhibit 99.4 to the Company's
          Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.5      Loan Agreement dated as of November 27, 1995 between the Company and
          First Marathon Inc. (filed as Exhibit 99.5 to the Company's
          Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.6      Pledge Agreement dated as of November 27, 1995 between the Company and
          First Marathon Inc. (filed as Exhibit 99.6 to the Company's
          Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.7 Option Agreement between the Company and Harvest Gold Corporation signed September 13, 1995 (filed as Exhibit 99.7 to the Company's
          Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.8 Purchase and Sale Agreement dated October 25, 1995 between the Company and Independence Mining Company Inc. (filed as Exhibit 99.8 to the
          Company's Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.9      Registration Rights Agreement dated October 25, 1995 between the
          Company and Independence Mining Company Inc. (filed as Exhibit 99.9 to the Company's Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).

99.10     Agreement between the Company and Brown & Root, Inc. dated October 23,
          1995 (filed as Exhibit 99.10 to the Company's Registration Statement on Form S-3 (33-65165) as filed with the Commission on December 19, 1995 under the Securities Act of 1933 and incorporated herein by reference).